DUE ON DEMAND PROMISSORY NOTE

Amount of Note: $150,000.00 **Date: November 23, 2009**

For value received, the undersigned, Omnicity Corp (the "**Borrower**"), at 807 S St Route 3, Rushville, Indiana 46175, promises to pay to the order of Riverpoint Financial (the "**Lender**"), at 296 E Rivercrest Drive, Rushville, Indiana 46175, (or at such other place as the Lender may designate in writing) the sum of$150,000.00 with interest from November 23, 2009 on the unpaid principal at an annual rate of9.00 percent. The unpaid principal and accrued interest shall be payable in full on any future date on which the Lender demands repayment (the "**Due Date**"). Unpaid principal after the Due Date shall accrue interest at an annual rate of 0.00 percent until paid.

All payments on this Note shall be paid in the legal currency of the United States and applied first in payment of accrued interest and any remainder in payment of principal. This Note may be prepaid (in whole or in part) prior to the Due Date with no prepayment penalty.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice: 1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date; 2) the death of the Borrower or Lender; 3) the filing of bankruptcy proceedings involving the Borrower as a debtor; 4) the application for the appointment of a receiver for the Borrower; 5) the making of a general assignment for the benefit of the Borrower's creditors; 6) the insolvency of the Borrower; or 7) a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

If any payment obligation under this Note is not paid when due, the Borrower shall be obligated to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by the Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Indiana. If any one or more of the provisions of this Note are determined to be unenforceable in whole or in part for any reason, the remaining provisions shall remain fully operative.

Payment Terms: Payments of $3,375.00 (interest only) per quarter will be paid as follows:

February 23, 2010
May 23, 2010
August 23, 2010
November 23, 2010

Prior to January 1, 2011 a review will determine if the principal of $150,000.00 will be made, under the provisions of this Demand Note, be renewed for an additional.

Signed this 23rd day of November,

Borrower:

Omnicity Corp

By: ______________________________
Greg Jarman, CEO Omnicity Corp